UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 28, 2011

Neurologix, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-13347	06-1582875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	One Bridge Plaza, Fort Lee, New Jersey	07024
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 592-6451

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2010, Neurologix, Inc. (the “Company”) issued secured senior convertible promissory notes (the “Notes”) in an aggregate principal amount of $7,000,000 to General Electric Pension Trust (“GE”), Corriente Master Fund, L.P. (“Corriente”) and Palisade Concentrated Equity Partnership II, L.P. (“Palisade,” and together with GE and Corriente, the “Investors”) on December 6, 2010 pursuant to a Note and Warrant Purchase Agreement (the “Purchase Agreement”).  The Investors, or affiliated entities thereof, are each existing stockholders of the Company and each, or affiliated entities thereof, beneficially owns greater than 10% of the Company’s common stock, par value $0.001 per share, on an as-converted basis.

On October 28, 2011, the Company and the Investors entered into the First Amendment to Note and Warrant Purchase Agreement and Secured Senior Convertible Promissory Notes (the “Amendment”).  The Amendment extends the maturity of the Notes from October 31, 2011 to December 31, 2011.  This summary is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.1.

The Company is currently seeking financing from the Investors, as well as other third parties, in order to raise additional capital that is necessary to fund the Company’s operations.  The Company previously disclosed that if it could not obtain additional funding for its operations by October 31, 2011, then it might not be able to continue as a going concern. The Company can provide no assurance that it will be successful in obtaining additional financing.  The Company will need to obtain additional funds to be able to continue its operations, and, based on an updated assessment of Company’s financial condition, may not be in a position to continue beyond the end of November 2011 without such funds.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1
First Amendment to Note and Warrant Purchase Agreement and Secured Senior Convertible Promissory Notes, entered into as of October 28, 2011, by and among Neurologix, Inc., General Electric Pension Trust, Corriente Master Fund, L.P. and Palisade Concentrated Equity Partnership II, L.P.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROLOGIX, INC.

Date: October 31, 2011	By:	/s/ MARC L. PANOFF
Name: Marc L. Panoff
Title: Chief Financial Officer, Secretary and Treasurer